SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 5, 2006

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in its Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401

(Address of principal executive office, including zip code)

Registrant’s telephone number, including area code  (310) 394-6000

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement.

ITEM 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 18, 2006, The Macerich Company (the “Company”) reported that David Contis, its Executive Vice President and Chief Operating Officer, provided notice that he will be leaving the Company to become President — Real Estate of Equity Group Investments. On October 5, 2006, the Company entered into a Separation Agreement with Mr. Contis which was approved by the Compensation Committee whereby Mr. Contis will resign from all employment with the Company and its affiliates effective as of the close of business on October 31, 2006 (the “Separation Date”).

On the Separation Date, Mr. Contis will receive his final regular paycheck as well as payment for any accrued but unused vacation and personal days.  All 34,829 outstanding shares of restricted stock awarded to Mr. Contis since March 31, 2004 will vest as of the Separation Date. In addition, Mr. Contis will remain eligible to receive a proportionate share of an annual cash bonus for the 2006 calendar year in an amount which shall be determined in the sole discretion of the Compensation Committee.  Any such annual bonus will be paid at the same time bonuses for 2006 are paid to the other executive officers of the Company. Mr. Contis will no longer be eligible to participate in the Company’s benefit plans as of the Separation Date.

Under the Separation Agreement, Mr. Contis provided the Company with a general liability release, and agreed to certain covenants, including confidentiality and non-solicitation for two years. Mr. Contis may revoke this Agreement until October 12, 2006.

The above description of the material terms of the Separation Agreement is subject to the full terms and conditions of the Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1 Separation Agreement between the Company and David Contis dated October 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed by the undersigned, hereunto duly authorized, in the City of Santa Monica, State of California, on October 10, 2006.

THE MACERICH COMPANY

By: RICHARD A. BAYER

/s/ Richard A. Bayer
Executive Vice President,
Chief Legal Officer
and Secretary

EXHIBIT INDEX

10.1   Separation Agreement between the Company and David Contis dated October 5, 2006.